Contact: Bob Recchia or Mary Broaddus Tel 734.591.4900 or 734.591.7375 recchiab@valassis.com or broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

 Valassis Announces Financial Results for the Fourth Quarter and Full Year Ended Dec. 31, 2007
Exceeds Analyst Expectations

Livonia, Mich., Feb. 21, 2008: Valassis (NYSE: VCI) today announced financial results for the fourth quarter and year ended Dec. 31, 2007. The Company reported quarterly revenues of $661.5 million, up 131.0% from the fourth quarter of 2006, due primarily to the acquisition of ADVO, Inc. (ADVO) that closed on March 2, 2007. Fourth quarter net earnings were $20.6 million, up 197.3% from $6.9 million in the fourth quarter of 2006. Fourth quarter earnings per share (EPS) was $0.43 up from $0.14 in the fourth quarter of 2006. Fourth quarter adjusted EBITDA* was $78.5 million, up 6.4% from pro forma adjusted EBITDA* for the fourth quarter of 2006. Full-year revenues were up 114.9% to $2,242.2 million. Full-year net earnings were $58.0 million, up 13.1% from 2006, resulting in full-year EPS of $1.21. For the full-year ended Dec. 31, 2007, adjusted EBITDA* was $252.8 million.

“Our exceptional performance in the second half of 2007 reflects the significant improvements we have made in the management of the shared mail business and the realization of cost synergies associated with the ADVO acquisition,” said Alan F. Schultz, Valassis Chairman, President and CEO. “The value of blended media solutions including shared mail is compelling to our clients, and we are aggressively cross-selling to drive sustainable, profitable revenue growth which we expect to begin realizing in the back half of 2008.”

Some additional integration and recent financial highlights include:

•
Cost Synergies: Our primary focus for 2007 was delivering cost synergies associated with the ADVO acquisition. Cost synergies totaled $26 million for the year, exceeding our original expectation of $18 million because they came in higher and faster than anticipated.

•
Business Optimization: We continue to make substantial improvements in the management of the shared mail (formerly ADVO) business. Our optimization initiative, designed to reduce over-supply and deliver more profitable packages, has increased the profitability of the shared mail business and contributed significantly to our third-and fourth-quarter performance for 2007. These efforts resulted in a 3.4% reduction of package distribution in the fourth quarter of 2007.

•
Debt Repayment: In February 2008, we made a fourth voluntary $25.0 million payment on the term loan B portion of our senior secured credit facility. In the 11 months since the closing of the ADVO acquisition, we have made $104.4 million in debt repayments, of which $100 million was voluntary.

•	Reduction of Capital Expenditures: Capital expenditures during 2007 were $38.3 million, consistent with our most recent guidance of $40 million or less.

•
Launch of RedPlumTM Consumer Brand: We launched our consumer brand, RedPlum, on Jan. 3, 2008 and as part of this consumer branding initiative, we also launched redplum.com. Our RedPlum media products unify our portfolio under a single consumer brand that resonates with our clients’ target audience and is unique in our competitive space. In addition, we retired the ADVO name on Dec. 31, 2007 and are now unified under one business-to-business name, Valassis.

Outlook
Management reiterates the financial guidance for 2008 as outlined in the Dec. 18, 2007 guidance release, expecting increased adjusted EBITDA* of between $260 and $280 million. We expect low-to mid-single digit pro forma revenue growth compared to the full-year 2007 pro forma revenue of $2,465.6 million, which includes January and February 2007 revenue from ADVO of $223.4 million. Revenue growth is expected to accelerate in the second half of 2008. In 2008, capital expenditures are expected to be $35 million, and we expect adjusted cash EPS* of between $2.14 and $2.39.

VCI 4Q07 Earnings

Cost synergies are expected to increase to $38 million in 2008. The calculation of cost synergies is based on the annualization of 2007 synergies to $34 million and $4 million in additional cost synergies expected to be realized in 2008.

Management believes cross-selling Valassis products and services to the acquired 13,000 shared mail clients, as well as selling shared mail to Valassis’ existing 2,000 clients, should drive sustainable, profitable revenue growth starting in the second half of 2008. In order to facilitate cross-selling on a scalable basis; we completed the integration of our sales organization as of Dec. 4, 2007; we instituted a new sales compensation plan as of January 2008; we are developing a company-wide targeting system, which is on plan to be completed in the second quarter of 2008; and we are continuing to cross train the sales organization.

Business Segment Discussion
•
Shared Mail (formerly ADVO): Shared Mail revenues for the fourth quarter of 2007 were $382.9 million, flat compared to the fourth quarter of 2006. Consistent with the third quarter of 2007, these results were achieved despite the elimination of the Detached Address Label and a reduction in packages due to business optimization efforts which negatively affected revenue in this quarter by 3.2%. Revenue results in the fourth quarter were driven by improvement in the Wrap sell-through percentage, increased activity by a major national retailer and higher revenue per piece. Segment profit for the quarter was $34.8 million, up 63.4% from the fourth quarter of 2006. “Business optimization efforts, the reduction of fixed and variable costs, and reduced client credits and bad debt write-offs, all contributed to the improved segment profit,” said Steve Mitzel, CFO, Shared Mail.

•
Neighborhood Targeted Products: Neighborhood Targeted revenues for the fourth quarter were $142.4 million, up 2.2% from the prior year quarter. Segment profit for the quarter was $16.1 million, up 10.3% from the fourth quarter of 2006. This growth was due to strong results in the telecommunications, financial and retail client verticals, in addition to growth from new clients. Full-year segment revenue was $480.5 million, up 11.2% from 2006. Full-year segment profit was $61.3 million, up 40.9% from 2006.

•
Market Delivered Free-standing Inserts (FSI): FSI revenues for the fourth quarter were $90.3 million, down 12.3% from the fourth quarter of 2006. These results were consistent with our expected reduction in pricing and an anticipated decline in industry pages in the fourth quarter due to a shift in the date schedule that favored the third quarter of 2007. Market share was up slightly during the quarter. Segment profit for the quarter was $1.2 million, down 91.8% from the fourth quarter of 2006. For the year, FSI revenues were $401.2 million, down 9.1% from 2006, due to an expected reduction in FSI pricing, slightly offset by an increase in market share. FSI unit costs were down slightly for the fourth quarter and full-year 2007. Full-year segment profit was $20.2 million, down 69.3% from 2006.

•
International & Services: International & Services revenues for the fourth quarter were $34.3 million, up 14.0% from the fourth quarter of 2006. This was a result of strong coupon clearing volumes in the United States and the United Kingdom and increased media activity in France and Germany. Segment profit for the quarter was $4.5 million, up 25.0% from the fourth quarter of 2006, before one-time charges of $7.6 million related to European restructuring. Full-year revenues for the segment were $119.4 million, up 7.2% from 2006. Segment profit for the year was $12.8 million, up 37.6% from 2006 before one-time charges.

•
Household Targeted: Household Targeted product revenues for the fourth quarter were $11.6 million, down 16.5% from the fourth quarter of 2006. Segment profit for the quarter was $0.3 million, down 50.0% from the fourth quarter of 2006. Full-year revenues for the segment were $45.7 million, down 22.4% from 2006, due to softness in direct mail volume and increased postal costs. The Household Targeted segment loss for 2007 was $1.3 million, after charges of $1.8 million related to our interactive initiative which was launched in January 2008.

VCI 4Q07 Earnings

Segment Results Summary

	Quarter Ended Dec. 31,
Revenue by Segment (in millions)	2007	2006	% Change
Shared Mail (ADVO)(1)	$382.9	$382.3	0.2%
Neighborhood Targeted(2)	$142.4	$139.4	2.2%
Free-standing Insert	$90.3	$103.0	-12.3%
International & Services	$34.3	$30.1	14.0%
Household Targeted	$11.6	$13.9	-16.5%
Total Segment Revenue	$661.5	$668.7	-1.1%

	Quarter Ended Dec. 31,
Segment Profit (in millions)	2007	2006	% Change
Shared Mail (ADVO)(1)	$34.8	$21.3	63.4%
Neighborhood Targeted(2)	$16.1	$14.6	10.3%
Free-standing Insert	$1.2	$14.7	-91.8%
International & Services(3)	$4.5	$3.6	25.0%
Household Targeted	$0.3	$0.6	-50.0%
Total Segment Profit	$56.9	$54.8	3.8%

[1]
Valassis acquired ADVO on March 2, 2007. Prior year results, which exclude $19.2 million of merger and litigation charges, are given for comparison purposes only and are not included in our reported results.

[2]	Neighborhood Targeted includes the Run-of-Press business.
[3]	Excludes $7.6 million in non-recurring charges related to European restructurings in the fourth quarter of 2007.

Selling, General and Administrative Costs
Selling, general and administrative (SG&A) costs in the fourth quarter of 2007 were $107.1 million, which includes $7.6 million in non-recurring charges related to restructurings in Europe.

Tax Rate
Our effective income tax rate for the fourth quarter of 2007 is 24.2%, and our rate for the full 2007 year is 34.7%. The lower rate in the fourth quarter and its resulting impact on the annual rate is primarily the result of favorable settlements and additional deductions related to acquisition costs. Our anticipated run rate for tax expense going forward is expected to be approximately 36%.

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. We define adjusted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive, less capital expenditures, divided by weighted shares outstanding. Adjusted EBITDA and adjusted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA and adjusted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

VCI 4Q07 Earnings

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
management believes adjusted cash EPS is a better measure of the performance of the business than reported GAAP EPS. The primary reason for this is because depreciation and amortization charged against earnings to calculate GAAP EPS are expected to be in excess of capital expenditures by approximately $39.6 million in 2008;

•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

2008 Guidance: Projected Adjusted Cash EPS Reconciliation*:

Plan	Low End ($ in millions)	High End ($ in millions)
Net Earnings	$53.5	$65.9
Add back non-cash items:
Depreciation	65.0	65.0
Amortization	9.6	9.6
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4

Less:
Capital Expenditures	(35.0)	(35.0)
Adjusted Cash Flow*	$103.2	$115.6
Weighted Shares Outstanding	48,331	48,331
Adjusted Cash EPS*	$2.14	$2.39
*Does not include an approximate $15 million recapture tax because it is a non-recurring charge related to the Senior Convertible Notes expected to be put to us in May 2008.

2008 Guidance: Projected Adjusted EBITDA Reconciliation:

Plan	Low End ($ in millions)	High End ($ in millions)
Net Earnings	$53.5	$65.9
Add back:
Interest and other, net	89.1	89.1
Income taxes	32.7	40.3
Depreciation and amortization	74.6	74.6
EBITDA	$249.9	$269.9

Add back:
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4
Adjusted EBITDA	$260.0	$280.0

VCI 4Q07 Earnings

Reconciliation of Net Earnings to Adjusted EBITDA
Quarter Ended December 31, 2007
(dollars in thousands)

	Three Months Ended	Three Months Ended
	Dec. 31,	Dec. 31,
	2007	2006

Net Earnings - GAAP	$20,550

plus: Income taxes	6,571
Interest and other expense, net	22,183
Depreciation and amortization	18,419

EBITDA	$67,723

Acquisition/litigation-related expenses	-
Stock-based compensation expense (SFAS No. 123R)	1,960
Amortization of customer contract incentive	1,215
Asset write-off charge	-
Restructuring costs	7,634

Adjusted EBITDA	$78,532	$73,811	[1]

Interest and other expense, net	$(22,183)
Income taxes	$(6,571)
Restructuring costs, cash	$(6,534)
Changes in operating assets and liabilities	$(3,845)
Cash Flow from Operations	$39,399

[1]
Represents agreed upon adjusted EBITDA amount with the lenders under our senior secured credit facility, as set forth in our credit agreement, dated March 2, 2007, which is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007.

VCI 4Q07 Earnings

Reconciliation of Net Earnings to Adjusted EBITDA
Year Ended December 31, 2007
(dollars in thousands)

Year Ended
Dec. 31,
2007

Net Earnings - GAAP	$58,002

plus: Income taxes	30,858
Interest and other expense, net	76,910
Depreciation and amortization	62,507

EBITDA	$228,277

Acquisition/litigation-related expenses	1,987
Stock-based compensation expense (SFAS No. 123R)	7,258
Amortization of customer contract incentive	4,860
Asset write-off charge	1,963
Restructuring costs	8,440

Adjusted EBITDA	$252,785

Interest and other expense, net	$(76,910)
Income taxes	$(30,858)
Acquisition/litigation-related expenses	$(1,987)
Restructuring costs, cash	$(7,340)
Changes in operating assets and liabilities	$21,142
Cash Flow from Operations	$156,832

VCI 4Q07 Earnings

Conference Call Information
Valassis will hold an investor call today to discuss its fourth-quarter and full-year 2007 results at 11 a.m. (EST). The call-in number is (800) 218-4007. The call will simulcast on Valassis’ Web site, at http://www.valassis.com, and replay through March 5, 2008 at (800) 405-2236, pass code 11102665. This earnings release and the webcast will be archived on Valassis’ Web site under “Investor.”

About Valassis
Valassis is the nation’s leading marketing services company, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform - in-home, in-store and in-motion. Through its newest offering - redplum.com - consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 29 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO’s operations may be greater than expected; the Company’s substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company’s financial health; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 4Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)

	Dec. 31, 2007	Dec. 31, 2006
Assets

Current assets:

Cash and cash equivalents	$125,239	$52,619
Auction-rate securities	-	102,533
Accounts receivable	515,490	339,079
Inventories	43,591	25,834
Refundable income taxes	6,553	3,957
Deferred income taxes	-	1,789
Other	19,379	16,681

Total current assets	710,252	542,492

Property, plant and equipment, at cost	506,383	262,876

Less accumulated depreciation	(201,832)	(153,490)

Net property, plant and equipment	304,551	109,386

Intangible assets	1,229,124	208,689

Less accumulated amortization	(83,195)	(75,280)

Net intangible assets	1,145,929	133,409

Investments	7,159	4,899

Other assets	22,562	11,240

Total assets	$2,190,453	$801,426

More tables to follow . . .

VCI 4Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)

	Dec. 31, 2007	Dec. 31, 2006
Liabilities and Stockholders' Equity

Current liabilities:

Current portion, long-term debt	$30,900	$-
Accounts payable and accruals	462,410	312,962
Progress billings	45,616	49,258
Deferred income taxes	2,470	-

Total current liabilities	541,396	362,220

Long-term debt	1,279,640	259,931
Other liabilities	29,026	8,195
Deferred income taxes	120,500	3,506

Stockholders' equity:

Common stock	634	633
Additional paid-in capital	51,482	44,225
Retained earnings	692,263	638,209
Treasury stock	(520,227)	(520,227)
Accumulated other comprehensive gain (loss)	(4,261)	4,734

Total stockholders' equity	219,891	167,574

Total liabilities and stockholders' equity	$2,190,453	$801,426

More tables to follow . . .

VCI 4Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Quarter Ended Dec. 31, 2007	Quarter Ended Dec. 31, 2006	% Change

Revenue	$661,487	$286,369	+ 131.0%

Costs and expenses:
Costs of products sold	502,789	219,114	+ 129.5%
Selling, general and administrative	107,088	49,649	+ 115.7%
Amortization	2,306	139	+ 1559.0%

Total costs and expenses	612,183	268,902	+ 127.7%

Operating income	49,304	17,467	+ 182.3%

Other expenses and income:
Interest expense	24,493	3,817	+ 541.7%
Other income	(2,310)	(1,641)	+ 40.8%
Total other expenses	22,183	2,176	+ 919.4%

Earnings before income taxes	27,121	15,291	+ 77.4%

Income taxes	6,571	8,378	- 21.6%

Net earnings	$20,550	$6,913	+ 197.3%

Net earnings per common share, diluted	$0.43	$0.14	+ 207.1%

Weighted average shares outstanding, diluted	47,882	48,145	- 0.5%

Supplementary Data
Amortization	$2,306	$139
Depreciation	16,113	3,807
Capital expenditures	15,404	7,845

More tables to follow . . .

VCI 4Q07 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Year Ended Dec. 31, 2007	Year Ended Dec. 31, 2006	% Change

Revenue	$2,242,171	$1,043,491	+ 114.9%

Costs and expenses:
Costs of products sold	1,714,181	789,588	+ 117.1%
Selling, general and administrative	354,305	151,358	+ 134.1%
Amortization	7,915	556	+ 1323.6%

Total costs and expenses	2,076,401	941,502	+ 120.5%

Operating income	165,770	101,989	+ 62.5%

Other expenses and income:
Interest expense	84,915	24,749	+ 243.1%
Other income	(8,005)	(6,298)	+ 27.1%
Total other expenses	76,910	18,451	+ 316.8%

Earnings before income taxes	88,860	83,538	+ 6.4%

Income taxes	30,858	32,256	- 4.3%

Net earnings	$58,002	$51,282	+ 13.1%

Net earnings per common share, diluted	$1.21	$1.07	+ 13.1%

Weighted average shares outstanding, diluted	47,885	47,780	+ 0.2%

Supplementary Data
Amortization	$7,915	$556
Depreciation	54,592	14,374
Capital expenditures	38,302	16,256